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                 [Letterhead of William Matthews C.P.A., S.C.]


August 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:


We have read Item 4 of the Roseland Oil & Gas, Inc. Form 8-K, dated August 20, 1998, and are in agreement with the statements contained therein as they pertain to us.


Sincerely,


/s/ William Matthews
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William Matthews, CPA SC